Exhibit 23.6

August 22, 2014

CONSENT OF PropTester, Inc.

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of FMSA Holdings Inc. and the related prospectus that is a part thereof.

Respectfully submitted,

PropTester, Inc.

By:	/s/ Ian Renkes

Name:	Ian Renkes
Title:	Manager of Operations